Exhibit 5.1 and 23.1

K&L Gates LLP
June 5, 2019

MSA Safety Incorporated
1000 Cranberry Woods Drive
Cranberry Township, PA 16066

Ladies and Gentlemen:

We have acted as counsel to MSA Safety Incorporated, a Pennsylvania corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of an aggregate of 27,278 shares of the Company's common stock, no par value (the “Shares”).

On May 20, 2019, in accordance with the terms and conditions of the Agreement and Plan of Merger, dated as of March 28, 2019 (the “Merger Agreement”), by and among the Company, Gateway Merger Sub Inc. a California corporation and an indirect, wholly owned subsidiary of the Company (“Merger Sub”), and Sierra Monitor Corporation, a California corporation (“SMC”), Merger Sub merged with and into SMC, and SMC continued as the surviving corporation and an indirect, wholly owned subsidiary of the Company (the “Merger”). Pursuant to the terms of the Merger Agreement, as of the effective time of the Merger (the “Effective Time”), the Company assumed an aggregate of 771,622 stock options (each, an “Assumed SMC Option”) and an aggregate of 132,314 shares of restricted stock (each, an “Assumed SMC RSA”) granted pursuant to the Sierra Monitor Corporation 2006 Equity Incentive Plan and the Sierra Monitor Corporation 2016 Equity Incentive Plan (together, the “Plans”). Each Assumed SMC Option and Assumed SMC RSA is subject to substantially the same terms and conditions as applied to the Assumed SMC Option and Assumed SMC RSA, respectively, immediately prior to the Effective Time, except that the number of shares of MSA Common Stock subject to each Assumed SMC Option and Assumed SMC RSA, and the exercise price of each Assumed SMC Option, has been adjusted in accordance with the terms of the Merger Agreement. Accordingly, an aggregate of 23,285 shares of MSA Common Stock is issuable in connection with the Assumed SMC Options and an aggregate of 3,993 shares of MSA Common Stock is issuable in connection with the Assumed SMC RSAs. Other than the Assumed SMC Options and Assumed SMC RSAs, no other awards outstanding under the Plans were assumed by the Company, and no additional awards may be made under the Plans after the Effective Time.
This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
You have requested our opinions as to the matters set forth below in connection with the Registration Statement. For purposes of rendering those opinions, we have examined copies of the Plans, the Registration Statement, the Company’s Amended and Restated Articles of Incorporation, the Company’s Amended and Restated By-Laws, the Merger Agreement, and the corporate actions of the Company with respect to the Plans, the Registration Statement and the Shares, and we have made such other investigation as we have deemed appropriate. We also have examined and relied upon certificates of public officials and, in rendering our opinion, we have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.
Based upon and subject to the foregoing and the additional qualifications and other matters set forth below, we are of the opinion that the Shares have been duly and validly authorized and that the Shares, when issued in accordance with the terms of the applicable Plan, will be validly issued, fully paid and nonassessable.
The opinions expressed in this opinion letter are limited to the Business Corporation Law of the Commonwealth of Pennsylvania. The foregoing opinions are rendered as of the date of this letter. We assume no obligation to update or supplement any of such opinions in order to reflect any changes of law or fact that may occur.

We are furnishing this opinion letter to you solely in connection with the Registration Statement. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name wherever appearing in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ K&L Gates LLP
K&L GATES LLP